Exhibit 10.13

TO:	Roger Wendelken

FROM:	Andy Solowey

DATE:	April 15, 2010

SUBJECT:	Fiscal 2011 Sales Incentive Plan

PERSONAL AND CONFIDENTIAL

This memorandum will serve as your formal Sales Incentive Plan (the “Plan”) document for SMSC’s (the “Company”) fiscal year 2011 ending February 28, 2011.

There are two components to your Plan:

•	Design Wins: Quarterly incentives to win new designs with significant over plan potential.
•	Revenue: Quarterly incentives based on achieving year-to-date revenue goals for your assigned territory or accounts with significant over plan potential.

Your total At-Plan incentive target is 33% of your base salary.

Design Wins

For the first component listed above, fifty percent (50%) of your total quarterly At-Plan incentive target is based on the achieving your assigned quarterly year-to-date Design Wins according to the following rules and conditions.

•	Design win value is measured as the cumulative forecasted sales revenue for over the lifetime of all design win programs assigned to you.
•	Any claimed design win requires a customer commitment in the form of:
>	an award letter or e-mail confirmation from the customer;
>	a customer schematic showing the SMSC part;
>	a prototype validation; or
>	on rare exceptions, sales executive management may judge the validity of a design win claim in the absence of customer documentation.
•	The annual plan is based on quarterly targets.
•
Split credit for design wins will be decided by the local sales teams supporting a multi-location design win.  If the split cannot be resolved at the local level, the Vice President of Worldwide Sales will determine the credit assignment.

•	Fifty percent of the quarterly year-to-date Design Win goal must be achieved before any Design Win incentive is earned for that quarter.

•
Quarterly earned Design Win incentives are directly proportionate to the quarterly year-to-date achievement against plan.  For example, if 50% of the quarterly year-to-date design win plan is achieved, 50% of the quarterly Design Win incentive target (or 25% of your total quarterly at-plan incentive target) is earned.  Similarly, if 100% of the quarterly year-to-date Design Win plan is achieved, 100% of the quarterly Design Win incentive target (or 50% of your total quarterly at-plan incentive target) is earned.  The maximum earned Design Win incentive on a full year basis is 150% of the annual Design Win goal (or 75% of your total annual at-plan incentive target) at 150% of the annual Design Win plan.

•
If you have both commercial products (CCP, APT and MTS) Design Win goals and automotive (traditional AIS products/MOST network-related and automotive USB/Ethernet) Design Win goals, your Design Win incentive is based 75% on commercial and 25% on automotive.  If you only have automotive Design Win goals, it will be based 100% on automotive.  Traditional AIS Product Design have quarterly year-to-date team goals while automotive USB/Ethernet quarterly year-to-date Design Win goals are assigned individually.  Achievement against traditional AIS products and automotive USB/Ethernet products are calculated separately.  In addition, a discretionary individual performance factor will be applied against the team target to determine your individual achievement for traditional AIS Products Design Wins.  This performance factor is applied at year end and will modify your full year achievement.  For example, if traditional AIS Products full year Team Target is $320 million and $320 million in Design Wins is achieved and you are assigned a discretionary performance factor of 1.2, your individual full year performance would be $384 million ($320 million X 1.2).  In this example, your achievement would be 120% ($384 million/$320 million) for traditional AIS Products Design Wins.  This discretionary performance factor will be set by your manager in conjunction with the Vice President of Worldwide Sales at year end.

Your commercial products quarterly year-to-date Design Win goals are as follows.  (All figures are X 1,000.)

1st Quarter:
2nd Quarter:
3rd Quarter:
4th Quarter:

Your Automotive USB/Ethernet products quarterly year-to-date Design Win goals are as follows.

1st Quarter:
2nd Quarter:
3rd Quarter:
4th Quarter:

Your Team traditional AIS Products quarterly year-to-date Design Win goals are as follows.

1st Quarter:
2nd Quarter:
3rd Quarter:
4th Quarter:

The following graph shows the percent of Design Win incentive earned as a function or the percent of Design Win plan achieved on a full year basis.

Quarterly design win incentives will be adjusted for a year-to-date attainment against plan up to a maximum of 100% of the year-to-date achievement.  A year-to-date adjustment can affect you in a positive or negative manner depending on achievement versus year-to-date target.  A final adjustment for any earned over plan incentive is made at year end.

Revenue

For the second component listed above, fifty percent (50%) of your total quarterly At-Plan incentive target is based attaining quarterly year-to-date Revenue plans for your assigned territory and/or accounts. Actual Revenue is determined using the Company’s Point-of-Sale (POS) revenue recognition method after all credits and rebates.

No Revenue quarterly incentive is eligible for payment unless at least 75% of the year-to-date Revenue plan for your assign territory and/or accounts is achieved. At 75% achievement, 50% of the quarterly Revenue incentive is earned.  An additional 2.0% of your quarterly Revenue incentive target is earned for each percent of the year-to-date Revenue plan achievement above 75% up to 100%.  The actual percent of Revenue attained is rounded down to next whole percentage point. The maximum earned Revenue incentive on a full year basis is 120% of the annual Revenue goal (or 60% of your total annual At-Plan incentive target) at 120% of the annual Revenue plan.

Management reserves the right to modify the earned incentive amount as a result of extraordinary inaccurate forecasting that could result in inventory obsolescence or expedite costs for under-forecasting.

Your quarterly year-to-date Revenue Goals are as follows.  (All figures are X 1,000.)

1st Quarter:
2nd Quarter:
3rd Quarter:
4th Quarter:

The following graph shows the percent of Revenue incentive earned as a function of the percent of the Revenue goal achieved on a full year basis.

Quarterly revenue incentives will be adjusted for a year-to-date attainment against plan up to a maximum of 100% of the year-to-date achievement.  A year-to-date adjustment can affect you in a positive or negative manner depending on achievement versus year-to-date target.  A final adjustment for any earned over plan incentive is made at year end.

Other Conditions and Provisions:

•	Earned incentives will be determined and paid to you following the public release of the Company’s quarterly financial results.
•
No incentive will be paid to you for a fiscal quarter if you are not employed by the Company on the last day of that quarter.  Similarly, no year end adjustment over plan incentive will be paid to you if you are not employed by the Company on February 28, 2011 (the last day of the fiscal year).

•	The Company reserves the right to amend the Plan in any way and at any time upon written notice to you.
•
Any dispute over any part of the Plan, including the actual territory and/or accounts product revenue attainment and design win revenue forecasts, will be judged and decided solely by the Company’s Compensation Committee.

You are required to keep all information in connection with this incentive plan confidential.  If the Company determines that you fail to keep any information about the Fiscal 2011 Sales Incentive Plan confidential, any earned incentive may be forfeited.  Please sign this document where indicated below and return a copy to Andy Solowey.

Andy Solowey
Senior Director, Human Resources

Read, understood and agreed:     /s/ Roger Wendelken               Date:  4/15/2010
Roger Wendelken